November 21, 2011

**Office of the Chief Accountant**
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC
USA 20549

Dear Sir and/or Madam:

We have read the statements about our firm included under Item 4 in the Form 8-K dated November 21, 2011 of Park Place Energy Corp. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Yours truly,

**"DAVIDSON & COMPANY LLP"**

**DAVIDSON & COMPANY LLP**
Chartered Accountants